Exhibit 10.1
CONSULTANT AGREEMENT

This Consultant Agreement ("Agreement") is between Appian Corporation, located at 7950 Jones Branch Drive, McLean, Virginia 22102 (“Appian”), and Bill McCarthy (“Consultant”). This Agreement shall be effective as of the last date this Agreement is signed in the signature block below (“Effective Date”). Appian and Consultant may be individually referred to as a Party or collectively referred to as the Parties.

1.     Services and Effect on Prior Contract

Consultant shall serve as Acting Chief Operating Officer, working with Appian’s Go to Market Sales and Marketing teams to improve processes and programs and assist in development of sales pipeline.

Appian will compensate Consultant at the annual rate of $2,000 per hour.

By entering into this agreement, the parties agree that the Consultant Agreement between the parties dated May 11, 2021 is terminated and Consultant shall not longer submit invoices under that agreement.

2.     Independent Contractor

Consultant shall be an independent contractor and not an employee or agent of Appian. Consultant shall not at any time be eligible to participate in benefits of any sort which Appian offers to its employees. Except as otherwise provided herein, Consultant is responsible for paying all ordinary and necessary expenses, including, but not limited to, all applicable taxes, workers’ compensation insurance, and state disability insurance. As an independent contractor, Consultant:

(a)has the right to control and direct the means and methods of performing the Services, subject to Appian’s general direction;

(b)shall use his/her own tools, equipment, and supplies in performing the Services;
(c)maintains a place of business at a location other than at Appian’s premises; and
(d)is free to accept other work for other clients, provided such work does not interfere with Consultant’s obligations to perform the Services pursuant to the Statement of Work.

3.     Invoicing and Payment

3.1     Invoice Schedule. Consultant shall invoice Appian on a monthly basis in arrears, based on Consultant’s good faith estimate of the number of hours spent providing services under this agreement.

3.2     Payment. Invoices shall be payable within thirty (30) days of Appian’s receipt of a correct and properly documented invoice, provided that Appian may withhold from any payment any amount incorrectly invoiced or in dispute. Invoices must be submitted to the following address (or such other address to which Appian notifies Consultant):

Accounts Payable
Appian Corporation
7950 Jones Branch Drive
McLean, Virginia 22182

3.3    Expenses. Appian will only reimburse Consultant for those expenses and which are approved advance and in writing by Matthew Calkins. Invoices for reimbursable expenses must include copies of all the corresponding receipts.

3.4    Taxes. Consultant shall comply with all federal and state benefits laws applicable to Consultant, including making deductions and contributions for social security and unemployment taxes. Each Party shall be responsible for the payment of other taxes, if any, imposed upon it in connection with, or as a result of, this Agreement.

4.     Audit and Records

Exhibit 10.1
Consultant shall maintain books and records supporting all fees and reimbursable expenses invoiced to Appian under this Agreement. During the term of this Agreement and for one (1) year thereafter, Appian shall have access to such books and to all other records of Consultant as required to verify Consultant’s invoices.

5.     Warranty

Consultant represents and warrants as follows:

5.1    All materials and/or work product created, in the process of being created, or delivered to Appian (or Appian’s customer) in accordance with this Agreement or which may otherwise result from the Services and which was not provided by Appian (collectively, the “Materials”) is original material or material which has been properly licensed from third parties and has been used by Consultant consistent with such licenses.

5.2    The Materials or any part thereof have not been assigned, transferred, or otherwise encumbered, do not infringe any patents, copyrights, trade secrets or other proprietary rights of any third party, and Consultant has no reason to believe that any such infringement or claims thereof could be made by third parties.

5.3    The Services will be performed in a professional and workmanlike manner consistent with prevailing industry standards.

5.4    Consultant has all necessary licenses, work permits or other government approvals required of Consultant to perform the Services, to specifically include compliance with applicable immigration and non-immigration codes, rules and regulations. Consultant warrants that he has the approval of his employer to provide the services.

5.5    Consultant will neither undertake, nor cause or permit to be undertaken, any activity which either (a) is illegal under any laws, decrees, rules, or regulations in effect in the United States, or (b) would have the effect of causing Appian to be in violation of any laws, decrees, rules or regulations in effect in the United States or elsewhere. In particular, and without limiting the generality of the foregoing, Consultant agrees not to, directly or indirectly, give, offer, promise, authorize, or tolerate to be given, offered or promised, anything of value to an official or employee of any customer or potential customer of Appian with the intent to (i) influence any official act or decision of such official or employee, or (ii) induce such official or employee to use its influence to affect or influence any act or decision of the potential or actual customer.

5.6    Consultant has performed reasonable background checks on all Consultant personnel who perform the Services, and such personnel have passed such background checks. Upon Appian’s written request, Consultant will confirm that any Consultant personnel identified by Appian have passed these background checks.

6.     Confidentiality

6.1    Confidential Information. The term "Confidential Information" means any information, materials or data, in any medium, disclosed by Appian to the Consultant which (a) is disclosed in writing and marked confidential, (b) is disclosed orally and identified as Confidential Information at the time of disclosure, or (c) should reasonably have been understood by Consultant to be confidential because of the circumstances of disclosure or the nature of the information disclosed. Confidential Information shall not include information that (i) has become publicly known through no wrongful act of Consultant, (ii) has been rightfully received from a third party authorized to make such communication without restriction, (iii) has been independently developed by Consultant without reliance upon the Confidential Information, (iv) has been approved for release by written authorization by Appian, or (v) is required to be disclosed as a matter of law; provided that Consultant promptly notifies Appian of the request for disclosure and provides Appian reasonable assistance and cooperation to enable Appian to obtain a protective order.

6.2    Confidentiality Obligations. Confidential Information shall remain Appian’s property. Consultant may only use the Confidential Information as reasonably necessary to perform the Services. Consultant may not disclose the Confidential Information to any third party without Appian’s express prior written consent. Consultant will protect the Confidential Information from unauthorized use and disclosure using the same means it uses to protect its own information and data of like importance, but in no event using less than a reasonable degree of care. Consultant will immediately notify Appian of any actual or threatened unauthorized use or disclosure of the Confidential Information. Consultant agrees to reasonably assist Appian in remedying any such unauthorized use or disclosure, and Consultant shall be responsible for any breach of this

Exhibit 10.1
Agreement by those receiving Confidential Information by or through Consultant. Consultant’s ability to use the Confidential Information shall automatically expire upon the earlier of Consultant no longer requiring the Confidential Information to perform the applicable Services or upon the termination or expiration of the Agreement. Within ten (10) business days after the expiration or termination of the Agreement, Consultant shall return all copies of the Confidential Information to Appian or certify to Appian that all Confidential Information has been destroyed.

7. Ownership of Intellectual Property

7.1    General. Except as noted in Section 7.2 below, the Materials shall be a “Work Made For Hire” and Appian shall own all right, title and interest in and to the Materials, including, without limitation, all intellectual property rights therein. To the extent the Materials are determined not to constitute a “Work Made For Hire” as a matter of law, Consultant irrevocably assigns and transfers all right, title and interest in such Materials to Appian upon the Material being made. To the maximum extent permitted by applicable law, Consultant waives all moral rights in the Materials. At the request and expense of Appian, Consultant shall take such steps as may be necessary or desirable, in Appian’s reasonable discretion, in order for Appian to secure, or for Consultant to assign, transfer and convey any of the foregoing to Appian (or its nominee).

7.2    Pre-existing Material. Consultant shall retain ownership in any preexisting proprietary materials that are contained in the Materials, provided Consultant specifically identifies such materials to Appian in advance. Appian shall own all pre-existing material (including all intellectual property rights therein) that is not identified by Consultant. To the extent such pre-existing materials are incorporated into the Materials and identified by Consultant, Consultant grants to Appian an irrevocable, nonexclusive, worldwide, royalty free, transferable license to use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon, such preexisting materials, and to authorize, or sub-license others to do any, some or all of the foregoing.

8.     Term and Termination

8.1    Term. This Agreement shall be effective upon the Effective Date and, unless terminated earlier as set forth below, shall remain in effect for a term of one year, unless extended further by the parties in writing.

8.2    Termination. This Agreement shall terminate upon the occurrence of any of the following:

(a)Appian may terminate this Agreement for its convenience upon providing Consultant with no less than ten (10) calendar days prior written notice.
(b)    Either Party may terminate this Agreement if the other Party commits a material breach of the terms of this Agreement and fails to cure such breach within thirty (30) calendar days after receiving written notice of the breach from the other, non breaching Party.

8.3    Rights Upon Termination. Upon the effective date of termination, Consultant shall stop performing the Services specified in such termination notice and Appian shall compensate Consultant as follows: Appian shall pay for all work accepted by Appian prior to the effective date of termination. All Materials in Consultant’s possession at the time of such cancellation or termination shall be immediately forwarded to Appian. All licenses granted under or pursuant to this Agreement by Consultant to Appian are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, or replacement provision therefore (the "Code"), licenses to rights to "intellectual property" as defined in the Code. The Parties agree that Appian, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of bankruptcy proceedings by or against Consultant under the Code, Appian shall be entitled to retain all of its rights under the Agreement.

9.     Restrictive Covenants

Consultant acknowledges that Appian invests significant resources in the training and development of its employees and invests significant resources in the marketing to and development of its business opportunities. In light of these understandings, Consultant agrees that the following restrictions on Consultant’s conduct are reasonably designed to protect Appian’s legitimate business interests without unreasonably restricting Consultant’s ability to seek or obtain work.

During the term of this Agreement, and for a period of twelve (12) months from the date this Agreement expires or is terminated, Consultant agrees (a) not to induce or solicit any Appian employee to terminate his or her employment or to seek or

Exhibit 10.1
accept any employment with any other business entity that performs competing services; and (b) not to perform any services for a client for whom services were performed on behalf of Appian under this Agreement, provided that Consultant may be engaged by or provide services to a division of such a client that is not involved in any way as a user or beneficiary of deliverables from the Services.

10.    Governing Law and Dispute Resolution.

10.1 Governing Law. The validity, construction, and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Virginia, excluding its principles of conflict of laws, and the controlling laws of the United States of America, as applicable. This Agreement will not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded.

10.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the County of Fairfax, Virginia in accordance with the Rules of the American Arbitration Association (“AAA”) by a single arbitrator to be designated by AAA, and judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any decision by the arbitrator shall be final and binding, and except in cases of fraud or gross misconduct by the arbitrator, the decision rendered shall not be appealable. The prevailing Party in the arbitration proceeding shall be entitled to recover attorney’s fees, all reasonable out-of-pocket costs and disbursements, as well as any and all charges which may be made for the arbitration’s cost and the fees of the arbitrator. Notwithstanding the foregoing, either Party may seek preliminary equitable or injunctive relief from a court of competent jurisdiction to avoid irreparable harm resulting from or which may result from the other Party’s breach or threatened breach of this Agreement.

11.    Notices

Any notices or other communications required or permitted to be given or delivered under this shall be in writing and shall be sufficiently given if sent by first class certified mail, or overnight delivery service using a reputable courier service, postage prepaid to the following address or such other address as may be specified in a written notice delivered in accordance with this Section.

If to Appian:                        If to Consultant:

Appian Corporation                    Bill McCarthy
7950 Jones Branch Drive                 7413 Hasentree Club Drive
McLean, VA 22182                    Wake Forest, NC 27587
Attention: Legal Department

12.    General

12.1 Waiver. The waiver by either Party of a breach or right under this Agreement will not constitute a waiver of any other or subsequent breach or right.

12.2 Severability. If any provision of this Agreement is found unenforceable, it and any related provisions will be interpreted to best accomplish the unenforceable provision’s essential purpose.

12.3 Non-Assignability. Consultant may not assign its rights or delegate its duties under this Agreement, by operation of law or otherwise, without Appian’s express prior written consent. Consultant may not subcontract any part of the Services to any third party without Appian’s express prior written consent.

12.4 Entire Agreement. This Agreement and any Confidentiality Agreement, if applicable, are the entire agreement between Consultant and Appian regarding the subject matter hereof and supersede any prior or contemporaneous agreement, written or oral. This Agreement and any Confidentiality Agreement, if applicable, may be modified only by written agreement signed by the duly authorized representatives of Consultant and Appian. All section headings in this Agreement, and any Confidentiality Agreement, if applicable, are for convenience only and do not modify or restrict any of this Agreement’s or Confidentiality Agreement’s terms.

Exhibit 10.1
12.5     Public Announcements. Consultant agrees not to issue news releases, public announcements, or a statement or communication in an annual report or any other public forum concerning this Agreement without Appian’s express prior written consent, except as may be required in reports filed pursuant to federal securities regulations.

12.6    Signature. Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as original signatures.

12.7     Survival. All provisions that by their terms or nature survive termination of this Agreement shall survive such termination.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date last written below.

CONSULTANT	APPIAN CORPORATION
Signed: /s/ Bill McCarthy	Signed: /s/ Matthew Calkins
Name: Bill McCarthy	Name: Matthew Calkins
Title:	Title: CEO
Date: May 23, 2022	Date: May 27, 2022